UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)
July 15, 2004

Commission file number 1-13163

YUM! BRANDS, INC.
(Exact name of registrant as specified in its charter)

North Carolina	13-3951308

(State or other jurisdiction	(IRS Employer
of incorporation or organization)	Identification No.)

1441 Gardiner Lane, Louisville, Kentucky                40213
(Address of principal executive offices)                 (Zip Code)

Registrant’s telephone number, including area code:       (502) 874-8300

Former name or former address, if changed since last report:   N/A

Item 5. OTHER EVENTS

On July 15, 2004, YUM! Brands, Inc. announced that Jamie Dimon resigned from its Board of Directors.

Item 7. FINANCIAL STATEMENTS AND EXHIBITS

(c)     Exhibits

99      Press release dated July 15, 2004 from YUM! Brands, Inc.

SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

YUM! BRANDS, INC. (Registrant)

Date: July 16, 2004	/s/ Gregory N. Moore Senior Vice President and Controller (Principal Accounting Officer)

DIMON STEPS DOWN FROM YUM! BRANDS' BOARD

LOUISVILLE, Ky. - July 15, 2004: Yum! Brands Inc. (NYSE: YUM) announced today that Jamie Dimon, formerly CEO of Bank One and now President and Chief Operating Officer of J.P. Morgan Chase & Co., has resigned from its Board of Directors, following the recent completion of the banking companies' merger.

“Jamie has been an outstanding Director of Yum! Brands,” said David C. Novak, Yum! Brands Chairman and Chief Executive Officer. “I want to thank him for his many contributions to the growth of our company.”

“I have a tremendous respect for Yum! Brands and David Novak. I've learned a great deal by serving on the Yum! Board, and I expect the company to continue its success,” Dimon said.

Yum! Brands Inc., based in Louisville, Kentucky, is the world's largest restaurant company in terms of system restaurants with more than 33,000 restaurants in more than 100 countries and territories. Four of the company's restaurant brands - KFC, Pizza Hut, Taco Bell and Long John Silver's - are the global leaders of the chicken, pizza, Mexican-style food and quick-service seafood categories respectively. Yum! Brands is the worldwide leader in multibranding, which offers consumers more choice and convenience at one restaurant location from a combination of KFC, Taco Bell, Pizza Hut, A&W or Long John Silver's brands. The company and its franchisees today operate over 2,500 multibrand restaurants. Outside the United States in 2003, the Yum! Brands' system opened about three new restaurants each day of the year, making it one of the fastest growing retailers in the world. In 2002, the company changed its name to Yum! Brands Inc. from Tricon Global Restaurants Inc. to reflect its expanding portfolio of brands and its ticker symbol on the New York Stock Exchange. For the past two years, the company has been recognized in Fortune Magazine's top 50 “Best Companies for Minorities,” claiming the number-one spot for “managerial diversity.”